Exhibit 99.1

Media/Investor Contact:

Anne Erickson

Executive Director
Halozyme Therapeutics

858-704-8264

aerickson@halozyme.com

HALOZYME REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

SAN DIEGO, May 7, 2012 – Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the quarter ended March 31, 2012.

“We achieved a significant milestone in the first quarter with the European regulatory filing of the subcutaneous Herceptin program by our partner Roche,” said Gregory I. Frost, Ph.D., President and Chief Executive Officer, Halozyme. “Despite the HyQ regulatory delay from our Baxter collaboration, our pipeline has continued to make tangible progress on all fronts, as well as across diverse therapeutic areas and geographies.”

First Quarter Highlights
Highlights of Halozyme’s first quarter activities and recent events include:

•	Notification from the European Patent Office (EPO) that a hearing scheduled in opposition of the European patent for Halozyme’s recombinant human hyaluronidase enzyme (rHuPH20) was cancelled and the EPO acknowledged the patentability of the claims. The Company anticipates the EPO to issue a final written decision to this effect.

•	Announced with our collaborator, Baxter, that the U.S. Food and Drug Administration (FDA) requested additional information to complete its review of the HyQ Biologics License Application (BLA).The Companies will work together to develop studies to provide additional data to address the concerns raised by the agency.

•	In addition to filing a Line Extension Application for subcutaneous (SC) Herceptin® (trastuzumab) with the European Medicines Agency (EMA), Roche presented Phase 3 registration data from the HannaH trial at the Early Breast Cancer Conference in Vienna. The study met its co-primary endpoints of pharmacokinetics and efficacy. Herceptin SC, using rHuPH20, may provide greater convenience to patients versus the traditional IV method due to its less invasive administration route and quicker administration time (5 minutes versus 30 – 90 minutes).

•	Roche reiterated their intent to file the Line Extension Application of subcutaneous MabThera® (rituxumab with rHuPH20) to the EMA this year for the treatment of Non-Hodgkin’s Lymphoma, Chronic Lymphocytic Leukemia and Follicular Lymphoma.

•	Announced positive data with ViroPharma regarding a Phase 2 SC trial of Cinryze® (C1 esterase inhibitor [human]) in combination with rHuPH20, in patients with hereditary angioedema. Presented at the American Academy of Allergy Asthma & Immunology, the study demonstrated that SC co-administration of Cinryze with rHuPH20 was well tolerated and resulted in sustained physiologically relevant C1 INH functional concentrations.

•	Updated the Hylenex® recombinant (hyaluronidase human injection) label to include instructions for pre-administration of the enzyme in advance of other injected or subcutaneously infused drugs, and information from non-clinical studies that provide further data on the safety profile of Hylenex.

First Quarter 2012 Financial Results
The net loss for the first quarter of 2012 was $15.1 million, or $0.14 per share, compared with a net loss for the first quarter of 2011 of $9.6 million, or $0.10 per share.

•	Revenues for the first quarter of 2012 were $7.4 million, compared to $7.5 million for the first quarter of 2011. Revenues in the first quarter of 2012 primarily consisted of a milestone payment from Roche of $4 million and research and development reimbursements from partners.

•	Research and development expenses for the first quarter of 2012 were $15.9 million, compared with $13.8 million for the first quarter of 2011, primarily due to an increase in manufacturing activities and compensation costs, partially offset by a decrease in clinical trial activities.

•	Selling, general and administrative (SG&A) expenses for the first quarter of 2012 were $6.6 million, compared to $3.4 million for the first quarter of 2011. The increase for SG&A was due to higher compensation costs and higher marketing and market research expenses during the quarter.

•	Cash and cash equivalents were $116.6 million as of March 31, 2012, compared with $73.8 million as of March 31, 2011. Excluding the net proceeds of $81.5 million from the financing in February 2012, net cash used in the first quarter of 2012 was approximately $17.7 million.

Due to the HyQ regulatory delay, we anticipate 2012 cash burn to be $55-$60 million, instead of $50-$55 million as previously forecasted.

Conference Call
Halozyme will webcast its Quarterly Update Conference Call today at 4:30 p.m. ET/1:30 p.m. PT. Gregory I. Frost, Ph.D., Halozyme’s President and Chief Executive Officer, will lead the call. During the call, the Company plans to provide further details underlying its first quarter 2012 financial results. To access the webcast, please log on to www.halozyme.com approximately fifteen minutes prior to the call to register, download, and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (877) 407-8037 (domestic callers) or (201) 689-8037 (international callers). A telephone replay will be available shortly after the call by dialing (877) 660-6853 (domestic callers) or (201) 612-7415 (international callers) using account number 367 and replay ID number 393124.

Upcoming Corporate Presentations
Halozyme is scheduled to present at the upcoming investor conference.

•	Bank of America Merrill Lynch 2012 Healthcare Conference in Las Vegas on May 16, 2012 at 1:00 p.m. ET/10:00 a.m. PT. Gregory I. Frost, Ph.D., President and Chief Executive Officer of Halozyme Therapeutics, will provide a corporate overview.

The presentation will be webcast through the “Investors” section of Halozyme’s corporate website at www.halozyme.com, and a recording will be made available for 90 days following the event. To access the live webcast, please log on to Halozyme’s website approximately fifteen minutes prior to the presentation to register and download any necessary audio software.

About Halozyme
Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company’s research focuses primarily on a family of human enzymes, known as hyaluronidases, that increase the absorption and dispersion of biologics. Halozyme’s pipeline addresses therapeutic areas, such as diabetes, oncology and dermatology that have significant unmet medical need. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Baxter, ViroPharma and Intrexon. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements including, without limitation, statements concerning the EPO’s anticipated issuance of a final written decision regarding our European patent for rHuPH20, Roche’s anticipated filing of the Line Extension Application of subcutaneous MabThera® (rituxumab with rHuPH20) to the European Medicines Agency this year, our anticipated cash burn for 2012 and potential benefits and attributes of our product candidates. These statements involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures, clinical trial results, delays in development and regulatory review, regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

Halozyme Therapeutics, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2012	2011
REVENUES:
Product sales, net	$187,411	$165,449
Revenues under collaborative agreements	7,252,768	7,378,445

Total revenues	7,440,179	7,543,894

OPERATING EXPENSES:
Cost of product sales	70,761	11,717
Research and development	15,891,109	13,785,797
Selling, general and administrative	6,618,707	3,405,966

Total operating expenses	22,580,577	17,203,480

OPERATING LOSS	(15,140,398)	(9,659,586)
Interest and other income, net	21,217	23,869

NET LOSS	$(15,119,181)	$(9,635,717)

Basic and diluted net loss per share	$(0.14)	$(0.10)

Shares used in computing basic and diluted net loss per share	107,589,514	100,927,402

Halozyme Therapeutics, Inc.
Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$116,608,304	$52,825,527
Accounts receivable, net	5,550,830	2,262,465
Inventory	1,496,783	567,263
Prepaid expenses and other assets	8,910,059	8,332,242

Total current assets	132,565,976	63,987,497
Property and equipment, net	2,152,934	1,771,048

Total Assets	$134,718,910	$65,758,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,011,181	$7,556,859
Accrued expenses	7,184,794	5,615,574
Deferred revenue, current portion	6,484,800	4,129,407

Total current liabilities	16,680,775	17,301,840
Deferred revenue, net of current portion	36,130,767	36,754,583
Deferred rent, net of current portion	846,957	802,006
Stockholders’ Equity:
Common stock	112,411	103,990
Additional paid-in capital	341,088,827	255,817,772
Accumulated deficit	(260,140,827)	(245,021,646)

Total stockholders’ equity	81,060,411	10,900,116

Total Liabilities and Stockholders’ Equity	$134,718,910	$65,758,545

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